Exhibit 10.1

SONUS PHARMACEUTICALS, INC.

1522 217th PL S.E., Suite 100

Bothell, Washington 98021

January 11, 2008

Mr. Michael A. Martino

c/o SONUS Pharmaceuticals, Inc.

1522 217th PL S.E., Suite 100

Bothell, Washington 98021

Re: Severance/Change In Control Agreement

Dear Mike:

In consideration of your continued employment with SONUS Pharmaceuticals, Inc., a Delaware corporation (the “Company”), you and the Company entered into a Change in Control Agreement dated October 10TH, 2003 (the “Prior Agreement’”). For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, you and the Company desire to amend and restate the Prior Agreement as set forth herein. This new Severance/Change in Control Agreement (the “Agreement”) amends and restates the Prior Agreement and sets forth the compensation and benefits you will be entitled to receive in the event your employment terminates under any of the circumstances outlined in Section 1 below. This Agreement takes effect on the date set forth above.

1.             TERMINATION OF EMPLOYMENT.

1.1.          You will be entitled to the compensation and benefits outlined in Section 2 of this Agreement in the event that:

(A)          Your employment ends due to either (1) a termination for Good Reason, or (2) a termination for reasons other than Cause, Disability, or your death, regardless of whether any termination under (1) and (2) above occurs before, after, or in connection with any Change in Control; and

(B)           You execute a release of all claims, known and unknown, against the Company; and

(C)           You otherwise fulfill your obligations under this Agreement.

1.2           For purposes of this Agreement, the term “Change in Control” shall mean (i) a sale of fifty percent (50%) or more of the outstanding shares of common stock of the Company; (ii) a sale of all or substantially all of the assets of the Company, or (iii) a merger, consolidation or reorganization whereby the stockholders of the Company immediately prior to the consummation of such merger, consolidation or reorganization own less than fifty percent (50%) of the outstanding shares of common stock immediately following the consummation of the merger, consolidation or reorganization.

1.3.          For purposes of this Agreement, the term “Good Reason” shall mean any of the following, if done without your consent:

1.3.1.        A substantial diminution in your duties and responsibilities to a level substantially beneath that of your duties and responsibilities as President and Chief Executive Officer of the Company other than actions that are not taken in bad faith and are remedied by the Company within thirty days after written notice by you;

1.3.2.        A reduction by the Company in your annual base salary in effect as of the effective date of the Change in Control unless such reduction is attributable to an across the board salary reduction for all of management personnel of the Company and then only if the percentage of your reduction is (i) not greater than 10%, and (ii) no greater than that of the other management personnel;

1.3.3.        The Company requires the relocation of your base of employment outside the Seattle, Washington metropolitan area;

1.3.4.        A material breach by the Company of any of the terms and provisions of this Agreement, which is not cured within 30 days of written notice by you of such breach; or

1.3.5.        the failure of the Company to obtain a satisfactory agreement from any successor in a Change of Control to assume and agree to perform this Agreement, as contemplated in Section 6 hereof.

1.4           For purposes of this Agreement, the term “Cause” shall mean any of the following: (i) your willful and continued failure or refusal to perform your duties with the Company; (b) your willfully engaging in gross misconduct injurious to the Company; (c) your being convicted or pleading guilty or nolo contendere to any misdemeanor involving moral turpitude or to any felony; (d) your having materially breached any provision of this Agreement, or any agreement concerning confidentiality or ownership of inventions with the Company and failed to cure such breach to the reasonable satisfaction of the Company within 30 days after receiving written notice of breach if such cure is possible.

1.5.          For purposes of this Agreement, the term “Disability’ shall mean your inability to perform the essential functions of your position due to any physical or mental illness even with reasonable accommodation to the extent required by law, for any period of six months in the aggregate during any twelve months, provided the Company has given you a written demand to return to your full time duties.

1.6           Any termination of employment by you or by the Company pursuant to this Agreement shall be communicated by written Notice of Termination indicating the termination provision in this Agreement relied upon, if any. For purposes of this Agreement, the “Date of Termination” shall mean the date specified in the Notice of Termination which shall not be earlier than ten (10) business days after the date on the Notice of Termination is given and the expiration of the period given to cure a breach as provided in Section 1.4(d) of this Agreement.

2.             COMPENSATION UPON TERMINATION.

2.1.          Immediately upon your termination, the Company shall pay you (A) your base salary unpaid through the Date of Termination at the rate in effect as of the time of Notice of Termination, and (B) an amount equal to the value as of the Date of Termination of the deferred portion of any bonus which has been declared but is unpaid under any incentive compensation plan or program of the Company then in effect.

In addition, if your employment is terminated pursuant to Section 1 of this Agreement and upon your execution of a release of all claims, known and unknown, against the Company, then you shall also receive the compensation and benefits set forth below.

2.1.1.       The Company shall pay to you as severance, paid out either as salary continuation or in a lump sum, whichever you prefer, within ten days following the date of execution of the above-referenced release, an amount equal to the product of your highest annual base salary in effect any time during the twelve (12) month period prior to the Date of Termination, multiplied by 2.99.

2.1.2        (2)           You will also be offered group health insurance continuation coverage available under “COBRA.” If you timely elect continuation coverage under COBRA, the Company will pay the required insurance premiums for you and for any of your dependents who are insured on your Date of Termination and remain eligible for continuation coverage under COBRA for up to the first twelve (12) months of your COBRA coverage continuation period.

2.1.3.       The Company shall maintain in full force and effect, for the continued benefit of you for one year after the Date of Termination, or, if sooner, until you are employed in a full time capacity by another employer, all non-cash health and welfare plans and programs (excluding 401(k) or any employee bonus plans and programs or retirement plans or programs) in which you participated immediately prior to the Date of Termination provided that your continued participation is permissible under the general terms and provisions of such plans and programs.

In the event that your participation in any such plan or program is barred, the Company shall arrange to provide you with benefits substantially similar to those which you are entitled to receive under such plans and programs at no cost to you. At the end of the period of coverage, you shall have the option to have assigned to you at no cost and with no apportionment of prepaid premiums, any assignable insurance policy owned by the Company and relating specifically to you.

2.2.          The respective obligations of, and benefits afforded to, the Company and you as provided in this Agreement shall survive a Change of Control.

2.3.          No compensation or benefits shall be due under this Agreement in the event your employment is terminated by you or the Company in circumstances other than those described in Section 1, including but not limited to a termination by you for any reason other than Good Reason; a termination by the Company for Cause, Disability, or death; or any termination that does not occur as a result of a layoff prior to a Change in Control; any termination by you for any reason other than Good Reason or by the Company for Cause within twelve months following a Change in Control.

2.4.          To the extent that any or all of the payments and benefits provided for in this Agreement constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the “Code”) and, but for this Section 2.4 would be subject to the excise tax imposed by Section 4999 of the Code, the aggregate amount of such payments and benefits shall be reduced such that the present value thereof (as determined under the Code and applicable regulations) is equal to 2.99 times the Executive’s “base amount” (as defined in the Code). The determination of any reduction of any payment or benefits under Section 2 pursuant to the foregoing provision shall be made by a nationally recognized public accounting firm chosen by the Company in good faith, and such determination shall be conclusive and binding on the Company and you.

3.             OTHER BENEFITS.

In the event you are entitled to any compensation or benefits under this Agreement, you shall not be entitled to any other severance compensation or benefits under any other policy or agreement with the Company.

4.              PROPRIETARY INFORMATION AND UNFAIR COMPETITION.

4.1            You acknowledge that in the course of your employment with the Company, you will be entrusted with access to extensive confidential information of the Company concerning its products and service, methods of manufacture, research and development, know-how, patents, copyrights, trademarks, and other proprietary data, as well as the identity, needs, and preferences of its customers and prospects, all of which the Company considers its legally protected trade secrets and intellectual property. You further acknowledge the highly competitive nature of the business of the Company, and the fact that unauthorized disclosure or use of such trade secrets and intellectual property would be inevitable if you were to compete with the Company or solicit competing business from its prospects and customers. You therefore agree as follows:

4.2            Commencing on the Date of Termination, and ending one year thereafter, (the “Non-Compete Period”), you will not provide goods or services to, or become an employee, owner (except for passive investments of not more than 3% of the outstanding shares of, or any other equity interest in, any company or entity listed or traded on a national securities exchange or in an over-the-counter securities market), officer, agent, consultant, advisor or director of any firm or person in any geographic area which competes with the “Business’’. For purposes of this Agreement, the term “Business” shall mean the specific business conducted by the Company on the Date of Termination. As of the date of this Agreement, the “Business” of the Company consists of the research, design, development, manufacture, sale or distribution of Vitamin E emulsion-based drug delivery products.

4.3            During the Non-Compete Period, you will not directly or indirectly induce any employee of the Company or any of its affiliates to engage in any activity in which you are prohibited from engaging by paragraph 5.1 above, or to terminate such employee’s employment with the Company, or any of its affiliates, and will not directly or indirectly employ or offer employment to any person who was employed by the Company or any of its affiliates unless such person shall cease to be employed by the Company or any of its affiliates for a period of at least 12 months; provided, however, that this provision shall not apply to any person who is no longer an employee of the Company or any of its affiliates as of a result of actions taken by the Company or its affiliates.

4.4            During the Non-Compete Period, you will refrain from making any statement which has the effect of demeaning the name or the business reputation of the Company or its subsidiaries or affiliates, or any officer or employee thereof, or which materially adversely effects the best interests (economic or otherwise) of the Company, its subsidiaries or affiliates.

4.5.           It is expressly understood and agreed that although you and the Company consider the restrictions contained in this Section 5 to be reasonable, if a final judicial determination is made by a court of jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against you, provisions of this Agreement shall not be rendered void, but shall be deemed amended to apply to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not effect the enforceability of any of the other restriction contained herein.

5.             MISCELLANEOUS.

Any payment required under this Agreement shall be subject to all requirements of the law with regard to withholding, filing, making of reports and the like, and the Company shall use its commercially reasonable best efforts to satisfy promptly all such requirements. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by both parties. The validity, interpretation, construction and performance of this Agreement shall be governed by the law of the State of Delaware.

6.             SUCCESSORS AND ASSIGNMENT.

This agreement and all of your rights thereunder shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Except as expressly provided in this Agreement, this Agreement is personal to you and may not be assigned to you. If you should die while any amounts would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designee, to your estate. This Agreement shall be binding upon any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company.

7.             TERM OF AGREEMENT.

This Agreement shall commence as of the date of this Agreement and shall terminate on the earliest of (i) the termination of your employment by the Company for Cause, Disability or death; (ii) your termination of employment other than for Good Reason or (iii) your reaching age 65.

8.             NO GUARANTEE OF CONTINUED EMPLOYMENT.

This Agreement is intended solely to provide you with certain compensation and benefits in the event your employment terminates in the circumstances described in Section 1.1. Nothing in this Agreement constitutes or implies any specific term of employment. You acknowledge and agree that your employment with the Company can be terminated by you or the Company at any time with or without cause or prior warning. Nothing in this Agreement limits or supersedes any other agreements between you and the Company concerning confidentiality or ownership of intellectual property.

9.             MEDIATION

In the event that the Company terminates you for Cause and you dispute its right to do so or you claim that your are entitled to terminate your employment for Good Reason and the Company disputes your right to do so, a mediator acceptable to you and the Company will be appointed within ten (10) days to assist in reaching a mutually satisfactory resolution but will have no authority to issue a binding decision. Such mediation must be concluded within 60 days of the date of termination or claim to termination. Should such mediation fail to reach an acceptable conclusion and you are successful in any litigation or settlement that issues from such dispute, you shall be entitled to receive from the Company all of the expenses incurred by you in connection with any such dispute including reasonable attorney’s fees.

If this Agreement is acceptable to you, kindly sign and return to the Company the enclosed copy of this letter.

Sincerely,

SONUS Pharmaceuticals, Inc.

By:	/s/ Robert E. Ivy
Robert E. Ivy, Chairman of the Board

Dated:	11 Jan 2008

AGREED AND ACCEPTED:

/s/ Michael A. Martino
Michael A. Martino

Dated: January 11, 2008